Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

The Therma-Wave, Inc. Restated Certificate of Incorporation is hereby amended effectively as of September 10, 2002 by amending and restating Section A of Article Four of the Restated Certificate of Incorporation as follows:

"A. AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 81,000,000 shares, consisting of:

(1) 1,000,000 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred");

(2) 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"); and

(3) 75,000,000 shares of Common Stock, par value $.01 per share ("Common Stock")."

SECOND: That this Amendment has been approved by the stockholders of the Company in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That this Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

To record the due adoption of the foregoing amendment, Therma-Wave, Inc. has caused the execution hereof by its duly authorized officer.

Therma-Wave, Inc.

By: /s/ L. Ray Christie

Title: Senior Vice President, Chief Financial Officer and Secretary